Exhibit 99.1

XPO Appoints Michael Kneeland to Board of Directors

GREENWICH, Conn., July 27, 2026 – XPO (NYSE: XPO), a leading provider of freight transportation in North America, today announced that Michael Kneeland has joined the company’s board of directors, effectively immediately. The appointment expands XPO’s board to eight members, seven of whom are independent.

Mario Harik, chairman and chief executive officer of XPO, said, “Michael is an outstanding addition to our board. Throughout his career, he and his teams have created more than $60 billion in shareholder value through operational excellence, disciplined capital allocation and strategic governance. His expertise is strongly aligned with XPO’s commitment to delivering outsized returns for our shareholders.”

Kneeland is non-executive chairman of United Rentals, the world’s largest equipment rental company. He additionally serves as chairman of Gildan Activewear, and as a director of XPO spin-off GXO Logistics. Kneeland joined United Rentals in 1998 and subsequently led the company as chief executive officer from 2007 to 2019, including 10 concurrent years as president. He became chairman upon his retirement in 2019.

For additional information on XPO’s board of directors and senior management team, visit the Leadership section of the company’s website.

About XPO

XPO, Inc. (NYSE: XPO) is a leader in asset-based less-than-truckload (LTL) freight transportation in North America. The company’s customer-focused organization efficiently moves 16 billion pounds of freight per year, enabled by its proprietary technology. XPO serves 55,000 customers with 594 locations and 37,000 employees in North America and Europe, and is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on LinkedIn, Facebook, X, Instagram and YouTube.

Investor Contact
Brian Scasserra
+1 617-607-6429
brian.scasserra@xpo.com

Media Contact
Cole Horton
+1 203-609-6004
cole.horton@xpo.com